Exhibit 99.7

[LETTERHEAD OF UBS SECURITIES LLC]

The Board of Directors

Gemstar-TV Guide International, Inc

6922 Hollywood Blvd.

Los Angeles, California 90028

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 6, 2007, to the Board of Directors of Gemstar-TV Guide International, Inc (“Gemstar”) as Annex E to, and reference thereto under the headings “SUMMARY—The Mergers” and “MACROVISION PROPOSAL 1 AND GEMSTAR PROPOSAL 1: THE MERGERS” in, the joint proxy statement-prospectus relating to the proposed transaction involving Macrovision Solutions Corporation (“Macrovision”) and Gemstar, which joint proxy statement-prospectus forms a part of Macrovision’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Gavin Slader
UBS SECURITIES LLC

March 24, 2008